Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-163157 and 333-125987), Form S-3/A (No. 333-155761) and Form S-3D (No. 333-161664) of Winthrop Realty Trust and subsidiaries of our report dated March 9, 2012, relating to the financial statements of Sealy Northwest Atlanta Partners, LP which appears in this Form 10-K.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

March 15, 2012